Exhibit 99.1

PRESS RELEASE

MAA Announces Pricing of Senior Unsecured Notes Offering

MEMPHIS, Tenn., October 8, 2013 — Mid-America Apartment Communities, Inc. (NYSE: MAA) today announced that its operating partnership, Mid-America Apartments, L.P. (MAALP), priced a $350 million offering of MAALP’s 4.300% senior unsecured notes due 2023 (the “Notes”) under its existing shelf registration statement. The Notes were priced at 99.047% of the principal amount. The closing of the offering is expected to occur on October 16, 2013, subject to customary closing conditions.

MAALP intends to use net proceeds from the offering to repay borrowings outstanding under its $500 million revolving credit facility.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Jefferies LLC and UBS Securities LLC were the joint book-running managers for the offering.

Copies of the prospectus and related prospectus supplement relating to the offering may be obtained from: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling: 212-834-4533 collect, or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd. NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, or by calling: 800-326-5897.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

About MAALP

MAALP is the operating partnership of MAA, a Memphis, Tennessee-based self-administered and self-managed real estate investment trust (a “REIT”) that focuses on acquiring, owning and operating apartment communities in the Sunbelt region of the United States.

Certain matters in this press release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements, including the ultimate amount and terms at which the sale of the securities will occur, if any, and the use of proceeds from this offering, are inherently subject to certain risks, trends and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by MAA from time to time, including those discussed under the heading “Risk Factors” in our most recently filed reports on Forms 10-K and 10-Q and Forms 8-K (filed on March 22, 2013, May 23, 2013 and August 2, 2013) that contain information relating to MAALP. We do not undertake any duty to update any forward-looking statements appearing in this document.